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                                                                    EXHIBIT 99.1

           NEWS RELEASE...NEWS RELEASE...NEWS RELEASE...NEWS RELEASE



                      CIVITAS BANKGROUP CONTINUES RECOVERY,
                               EXPERIENCES GROWTH


FRANKLIN, Tenn. (July 28, 2003) - Civitas BankGroup (OTC: CVBG) reported improved profits and strong growth in assets during the first half of 2003.

For the first six months of 2003, Civitas BankGroup earned $57,000, compared to a loss of $831,000 for the comparable period in 2002. For the second quarter 2003, Civitas BankGroup reported a loss of $345,000, as compared to a loss of $1,338,000 for the comparable period in 2002. Net income for the first quarter 2003 was $402,000.

In addition, asset growth continued to be strong at Civitas BankGroup. As of June 30, 2003, assets totaled $781 million, which represented a 17.1% annualized growth rate from December 31, 2002 total assets. Other annualized growth rates for the same time period were 8.7% for loans and 15.2% for deposits.

Compared to June 30, 2002, assets have grown 13.1%, loans are up 5.5%, and deposits increased by 10.9%.

"We continue to execute our plan that will lead Civitas BankGroup back to its position as a leader among community banks," commented Richard E. Herrington, President of Civitas BankGroup. "Our focus in 2003 is to build a solid foundation for future growth and profitability by rebuilding our credit culture and reducing problem assets."

Civitas BankGroup's non-performing loans (non-accrual loans and foreclosed properties) declined slightly to $23.7 million at June 30, 2003, a drop of $1.1 million from December 31, 2002.

"Non-performing and problem assets continue to burden our operating results," explained Herrington. "Regulatory examinations have been completed at all of our wholly-owned banks, and we believe that the vast majority of problem assets have been identified and appropriately classified. Now, the process of liquidating these assets begins. This process is a significant drain on corporate personnel and other resources, but we must make this commitment in order to restore Civitas to financial health.

"Despite unprecedented low interest rates, trying economic times both nationally and regionally, and the multi-faceted impact of problem assets, we have been able to grow


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our customer base and maintain stable interest margins," added Herrington. "This demonstrates the strength of our franchise and the capabilities of our bankers."

Civitas BankGroup was formerly known as Cumberland Bancorp. The company changed its name in June 2003. In addition, Civitas BankGroup recently paid a quarterly dividend of $.015 per share.

 Civitas BankGroup is a multi-bank holding company operating more than 30 retail offices. It is the parent company of The Community Bank in Green Hills, Bank Tennessee in Collierville, Cumberland Bank in Carthage, Bank of Dyer and Bank of Mason.

                                     --30--


THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING CIVITAS BANKGROUP'S FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND CIVITAS BANKGROUP'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT CIVITAS BANKGROUP, IS CONTAINED IN CIVITAS BANKGROUP'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.